IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE WESTERN DISTRICT OF TEXAS
                                 AUSTIN DIVISION


In re:                                  ss.           Chapter 11
                                        ss.
THE CARE GROUP, INC., ET AL             ss.           Case No. 98-13247FM
                                        ss.
                  Debtors               ss.           Substantively Consolidated


                  DEBTOR'S FIRST AMENDED PLAN OF REORGANIZATION
                  ---------------------------------------------


         The Care Group, Inc. et al (the "Debtor"), debtor and debtor in possession, filed its Petition for Relief under Chapter 11 of the Bankruptcy Code on September 15, 1998. The first amended plan of reorganization ("Plan") is the Debtor's proposal to its creditors to resolve all claims against it on the date of the filing of the Petition and through the Effective Date of the Plan, as defined herein. It does not undertake to pay all claims in full, but the Debtor believes it will produce more for the general unsecured creditors than they would receive if the Debtor were to liquidate.

         Creditors and equity interest holders are reminded that the Debtor has prepared and filed a Disclosure Statement that provides information about the Debtor and its operations.

                                   ARTICLE I.

                                   DEFINITIONS

         For the purposes of this Plan, the following terms shall have the meanings specified below. Any term used in the Plan that is not defined herein, but that is defined in the Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules.

1.1 "Administrative Claim" means any cost or expense of administration of the case under ss. 503(b) and 507(a)(1) of the Bankruptcy Code, including, but not limited to any expenses of operating the Debtor's business, claims for compensation of professionals made pursuant to section 330 of the Code, and any fees charged or assessed against the Debtor's estates under Chapter 123 of Title 28, United States Code.

1.2 "Allowed," when used with respect to any Claim, except for a Claim that is an Administrative Claim, shall mean (1) such Claim to the extent it is not a Contested Claim; (2) such Claim to the extent it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order; or (3) a Contested Claim, proof of which was filed timely with the Bankruptcy Court, and
(A) as to which no objection was filed; or (B) as to which an objection was filed, to the extent allowed by a Final Order.

1.3 "Allowed Administrative Claim" means an Administrative Claim that is an Allowed Claim.

1.4 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code.

1.5 "Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the Western District of Texas, Austin Division.

1.6 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure as amended.

1.7 "Bar Date" means January 18, 1999, the last day for filing proofs of claim against the Debtor as fixed by order of the Court.

1.8 "Case" means the chapter 11 bankruptcy reorganization cases of the twenty affiliated debtors, jointly administered, substantively consolidated and designated as Case Number 98-13247FM, pending before the Bankruptcy Court.

1.9 "Claim" means any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, as defined in section 101(5) of the Code.

1.10 "Claimant" means the holder of a Claim against the Debtor or the Estate.

1.11 "Confirmation" means the entry of an order by the Court confirming the Plan at or after hearing pursuant to section 1129 of the Bankruptcy Code.

1.12 "Confirmation Date" means the date of entry of an order of the Court confirming the Plan.

1.13 "Consummation" means completion of all Distributions to be made under the Plan.

1.14 "Contested," when used with respect to a Claim, shall mean a Claim against any of the Debtors (1) that is listed in the Debtor's Schedules as disputed, contingent, or unliquidated; (2) to the extent that a proof of claim exceeds the scheduled amount; (3) that is not listed in the Debtor's Schedules, but as to which a proof of claim has been filed with the Bankruptcy Court; or (4) as to which an objection has been filed.

1.15 "Court" means the United States Bankruptcy Court for the Western District of Texas, Austin Division, before which the Case is pending or, in the event such court ceases to exercise jurisdiction over the Case, such court or adjunct or unit thereof that exercises jurisdiction over the Case in lieu of the United States Bankruptcy Court for the Western District of Texas.

1.16 "Convenience Claims" means all Allowed Claims which are $1,000 or less, or which are more than $1,000 and which are timely reduced by written election to $1,000 by the holders thereof in accordance with the terms of the Plan.

1.17 "Creditors" means all entities with Claims against the Debtor or the Estate.

1.18 "Debt" means liability on a Claim.

1.19 "Debtor" means The Care Group, Inc. and its nineteen (19) wholly owned subsidiaries, including Mail Order Meds, Inc., The Care Group of New York, Inc., CareLine of New York, Inc., Windsor Wholesale, Inc., The Care Group of Georgia, Inc., CareLine of Georgia, Inc., The Care Group of Texas, Inc., CareLine of Houston, Inc., Advanced Care Associates, Therafusion, Inc., The Care Group of Los Angeles, Inc., CareLine of Dallas, Commonwealth Certified Home Care, Inc., The Care Group of Florida, Inc., CareLine Laboratories of Maryland, Inc., Millwo Management, Inc., CareLine of Louisiana, Inc., CareLine Acquisition Co., Inc., and The Care Group, L.L.C., collectively, as debtors and debtors in possession.

1.20 "Designated Claims" means any right or cause of action to which Reorganized Debtor has succeeded by virtue of vesting or by virtue of assignment on the Effective Date.

1.21 "Disallowed," when used with respect to a Claim, shall mean a Claim that has been disallowed by Final Order.

1.22 "Disclosure Statement" means the Debtor's Disclosure Statement as approved by order of the Court pursuant to section 1125 of the Bankruptcy Code.

1.23 "Distributable Third Party Recoveries" means any cash recoveries actually received from third parties by any of the Debtors, based on causes of action owned by the Debtor prior to the Effective Date or assigned to the Debtor pursuant to the Plan.

1.24 "Distribution(s)" means the property (including payments) required by the Plan to be provided to the holders of Allowed Claims.

1.25 "Distribution Date" means, with respect to Reorganized Debtor Stock, for any Claim that is an Allowed Claim on the Effective Date, the later of the Effective Date or 30 days after the bar date, and for any Contested Claim, as soon as practicable, but within 90 days after the date upon which such Claim becomes an Allowed Claim. With respect to Distributable Third Party Recoveries, to the extent available, distributions will be made on the Distribution Date, and then so often as warranted, at least on an annual basis, but not more often than every 90 days, until the Reorganized Debtor in good faith determines that the Distributable Third Party Recoveries have been maximized. At that point, a final distribution will be made.

1.26 "Effective Date" means the first business day which is ten (10) days after the Confirmation Date on which (i) the Confirmation Order is not stayed and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in the Plan.

1.27 "Estate" means the bankruptcy estate created upon commencement of the Case pursuant to section 541(a) of the Code.

1.28 "Final Order" means an order of the Court that has been entered and either:

         a) The time for appeal from such entered order has expired with no appeal having been filed timely; or

         b) Any appeal that had been filed timely has been dismissed or otherwise finally determined.

1.29     "Impaired" shall have the meaning provided in section 1124 of the Code.

1.30 "Interests" means the equity security interests in the Debtor as of the Petition Date.

1.31 "Lien" has the meaning provided by section 101(37) of the Code.

1.32 "Order of Confirmation" means the order of the Court confirming the Plan pursuant to section 1129 of the Code.

1.33 "Penalty Claims" means Claims for penalties or punitive damages.

1.34 "Person" means an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

1.35 "Petition Date" means the date on which the Debtor filed its chapter 11 petition with the Clerk of the Court, September 15, 1998.

1.36 "Plan" means this Debtor's Plan of Reorganization in its present form or as it may be amended, modified or supplemented.

1.37 "Post-Conformation Interest" means simple interest at the rate of 6% per annum or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate.

1.38 "Priority Claim" means any claim entitled to priority treatment pursuant to section 507 of the Code, except for Administrative Claims and Tax Claims.

1.39 "Professional Person" means a Person retained or to be compensated pursuant to section 327, 328, 330, 503(b), or 1103 of the Bankruptcy Code.

1.40 "Property of the Estate" has the meaning provided by section 541 of the Code.

1.41 "Pro Rata" means proportionately so that the ratio of the amount of the Distribution made on account of a particular Allowed Claim to the Distributions made on account of all Allowed Claims of the Class in which the particular Allowed Claim is included is the same as the ratio of the amount of such particular Allowed Claim to the total amount of Allowed Claims of the Class of which such particular Allowed Claim is included.

1.42 "Reorganized Debtor" means the Debtor, as reorganized, on and after the Effective Date.

1.43 "Reorganized Debtor Stock" means the new common stock to be issued by the Reorganized Debtor pursuant to the Plan on the Effective Date.

1.44 "Reorganized Debtor Stock Option Plan" means the Reorganized Debtor Stock Option Plan described in the Plan pursuant to which stock options with respect to Reorganized Debtor Stock will be offered, in the discretion of the board of directors of Reorganized Debtor, to certain officers and key employees of Reorganized Debtor and its subsidiaries as of the Effective Date.

1.45 "Schedules" means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor, as such schedules have been or may be supplemented.

1.46 "Securities Laws Claims" means a Claim (1) arising from rescission of a purchase or sale of a security of a Debtor; (2) for damages arising from the purchase or sale of such a security; or (3) for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of a Claim for damages or rescission arising out of a purchase or sale of a security of a Debtor.

1.47 "Surviving Debtor Subsidiaries" means the wholly owned subsidiaries of The Care Group, Inc. that will survive bankruptcy, including: Mail Order Meds, Inc., CareLine of New York d/b/a Mail Order Meds, The Care Group of Texas, Inc., and CareLine of Houston, Inc.

1.48 "Tax Claim" means a Claim entitled to priority treatment pursuant to section 507(a)(8) of the Code.

1.49 "Unclaimed Property" means any Distributions which are unclaimed thirty
(30) days following the date of distribution. Unclaimed Property shall include, without limitation: (a) checks (and the funds represented thereby) or Reorganized Debtor Stock which have been returned as undeliverable without a proper forwarding address, (b) funds for checks which have not been paid, (c) checks (and the funds represented thereby) which were not mailed or delivered because of the absence of a proper address with which to mail or deliver such property, and (d) interest on cash constituting Unclaimed Property.

1.50 "Unsecured Claim" means a Claim that is not secured by any Lien on Property of the Debtor or Property of the Estate, including undersecured Claims or lease rejection claims.

1.51 "Voting Deadline" means the date set by the Bankruptcy Court by which ballots for accepting or rejecting the Plan must be received by the Debtor.

1.52 Construction

         Where not inconsistent or in conflict with the provisions of the Plan, the words and phrases used in the Plan shall have the meanings provided in the Code or the Bankruptcy Rules. Section captions used in the Plan are for convenience only, and shall not affect the construction of the Plan.
The first letters of terms defined in the Plan are capitalized.

                                   ARTICLE II.

                      CERTAIN GENERAL TERMS AND CONDITIONS

The following general terms and conditions apply to this Plan:

2.1 Pursuant to section 1123 of the Code, the Plan designates five (5) classes of Claims and Interests. As set forth below, Administrative Claims and Tax Claims of the kind specified in sections 507(a)(l) and 507(a)(8) of the Code, respectively, have not been classified and are excluded from the classes set forth in the Plan, in accordance with section 1123(a)(l) of the Code. A Claim shall be deemed classified in a particular Class only to the extent that the Claim qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim qualifies within the description of such different Class. A Claim is in a particular Class only to the extent that the Claim is an Allowed Claim or an Allowed Secured Claim in that Class. Multiple proofs of claim filed by a Creditor which qualify for inclusion within the same Class shall be aggregated and, if allowed, shall constitute a single Allowed Claim.

                                  ARTICLE III.

                 ADMINISTRATIVE EXPENSES AND UNCLASSIFIED CLAIMS

         As provided in section 1123(a)(1) of the Bankruptcy Code, Administrative and Priority Tax Claims against the Debtor shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated as follows:

3.1 Holders of Allowed Tax Claims, if any, entitled to priority under section 507(a)(8) of the Code will be paid on account of such Claims, in equal quarterly installments over a period not exceeding six years after the date of assessment of such Claims. Payment of Allowed Tax Claims shall include payment of interest at the rate applicable under nonbankruptcy law to such Claims. The Reorganized Debtor may elect, in its sole discretion, to prepay any such claim with any penalty for prepayment.

3.2 Administrative claims against the Debtor shall be treated as follows:

         (a) Time for Filing Administrative Claims - The holder of an Administrative Claim, other than (1) a fee claim, (2) a liability incurred and paid in the ordinary course of business by the Debtors, or (3) an Allowed Administrative Claim, must file with the Bankruptcy Court and serve on Debtor's counsel, notice of such Administrative Claim within thirty days after the Confirmation Date. Such notice must include at a minimum (1) the Debtor that is liable for the Claim, (2) the name of the holder of the Claim, (3) the amount of the Claim, and (4) the basis of the Claim. Failure to file this notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

         (b) Time for Filing Fee Claims - Each Professional Person or other entity that holds or asserts an Administrative Claim that is a fee claim incurred before the Effective Date shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a fee application within thirty days after the Effective Date. The failure to file the fee application timely shall result in the fee claim being forever barred and discharged. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court regarding procedures for the payment of fee claims.

         (c) Allowance of Administrative Claims - An Administrative Claim with respect to which notice has been properly filed pursuant to the Plan shall become an Allowed Administrative Claim if no objection is filed within thirty days after the filing and service of notice of such Administrative Claim. If an objection is filed within such thirty day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. An Administrative Claim that is a fee claim and with respect to which a fee application has been properly filed pursuant to the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order.

         (d) Payment of Allowed Administrative Claims - Each holder of an Allowed Administrative Claim against a Debtor shall receive on the Distribution Date (1) the amount of such holder's Allowed Claim in one Cash payment on the Distribution Date, or (2) such other treatment as may be agreed upon in writing by the Debtor and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business of the Debtor may be paid in the ordinary course of business by the Debtor.

                                   ARTICLE IV.

              DIVISION OF CREDITORS AND EQUITY HOLDERS INTO CLASSES

         The creditors and equity interest holders of the Debtor are divided into the following classes:

Class 1:          Priority Non-Tax Claims

Class 2: HCFP Funding, Inc. - holds an allowed fully secured claim pursuant to 11 U.S.C.ss. 506(b).

Class 3: Unsecured Claims - Claims that are not a secured claim or administrative claim and includes undersecured and lease rejection claims.

Class 4: Convenience Claims. - Claims against the Debtor that would otherwise be a Class 3 Allowed Unsecured Claim (a) for $1,000 or less, or (b) for more than $1,000 if the holder of such Claim has elected, on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such ballot, to accept $250 in cash in full satisfaction, discharge and release of such claim.

Class 5: Interests - the rights of any current or former holder or owner of any shares of Old Common Stock or any other equity security of the Debtors issued prior to the Confirmation Date.

                                   ARTICLE V.

                               TREATMENT OF CLAIMS

         The Claims against and Equity Interests in the Debtor shall be treated under the Plan as follows:

Class 1:  Priority Non-Tax Claims
         Each holder of an Allowed Priority Non-tax Claims against the Debtor shall receive on the Distribution Date on account of its Allowed Priority Non-Tax Claim (1) the amount of such holder's Allowed Priority Non-Tax Claim in one cash payment, or (2) such other treatment as may be agreed upon in writing by the Debtor and such holder. Each such agreement shall be presented to the Bankruptcy court for approval at or prior to the Effective Date.

Class 2:  HCFP Funding, Inc.
         Reorganized Debtor will reaffirm all indebtedness owing to HCFP on the effective date of the Plan, acknowledge the validity and first priority of HCFP's liens and security interests, and the absence of any defenses, setoff or counterclaims to Debtor's Obligations to HCFP. The Reorganized Debtor will release HCFP from any and all claims which it holds or which are assigned pursuant to the Plan.

         Reorganized Debtor will execute a new Note, Loan and Security Agreement with HCFP to secure the Reorganized Debtor's indebtedness under a post-confirmation revolving line of credit ("line of credit"). The line of credit will become operative on the later of the effective date of the Plan, or when the Order confirming the Plan is final beyond appeal. The line of credit shall be in the maximum amount of $4 million, but shall not exceed 85% of Qualified Accounts, as defined in the Amended and Restated Loan and Security Agreement attached to the Bankruptcy Court's Order granting the Debtor's motion for interim debtor in possession financing. When it becomes operative, the portion of HCFP's post-petition claim that equals 85% of the Debtor's Qualified Receivables on that date will be allocated to the line of credit and treated as the Reorganized Debtor's initial indebtedness under the line of credit. The line of credit will be secured by a first and senior lien on all accounts, contract rights, general intangibles, licenses, and the proceeds of any of the foregoing. Except as changes are necessary or appropriate, all remaining terms of the line of credit will be identical or similar in effect to those set forth in the Amended and Restated Loan and Security Agreement attached to the Bankruptcy Court's Order granting the Debtor's motion for interim debtor in possession financing.

         For the balance of HCFP's claim (i.e., the difference between its total claim as of the Effective Date of the Plan minus the amount of HCFP's claim that is allocated to the line of credit, as provided for above) Reorganized Debtor will execute a three (3) year Note, in form and substance acceptable to HCFP, which shall be repaid annually, with quarterly interest payments, at a rate of prime plus 4%. In addition to being secured by the Reorganized Debtor's accounts receivable, the Term Note will be secured by a first and senior lien and security interest covering all inventory, equipment, furniture and fixtures of Debtor, and all proceeds of any of the foregoing (unless the continued priority of any existing lien on such assets of Debtor is required for confirmation of the Plan. On the effective date, as set forth in the Term Sheet provided to the Bankruptcy Court at the hearing on the DIP financing, HCFP will receive warrants for 750,000 shares of Reorganized Debtor Stock, pursuant to a private placement, in return for HCFP providing the Reorganized Debtor with exit financing.

         All of the terms and conditions of the Bankruptcy Court's Order granting the Debtor's motion for final debtor in possession financing, signed by the Court on September 29, 1998, shall remain in effect from the Confirmation Date through the Effective Date of the Plan.

Class 3:  Unsecured Claims
         On the Distribution Date, each holder of an Allowed Unsecured Claim shall receive, in full satisfaction, settlement, release and discharge of an in exchange for such Allowed Unsecured Claim, such holder's Pro Rata Share of (a) 500,000 shares of Reorganized Debtor Stock issued on the Effective Date pursuant to the Plan and (b) 50% of the net Distributable Third Party Recoveries.

Class 4:  Convenience Claims
         On the Effective Date, or as soon thereafter as practicable, each holder of a Class 4 Convenience Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for the Class 4 Convenience Claim a cash payment equal to 25% of the amount of the Claim, up to a maximum of $250.

Class 5:  Interests
         The holders of Interests will not receive any distribution of property under the Plan on account of their Interests and, on the Effective Date, the Interests shall be canceled.

                                   ARTICLE VI.

                        PROVISIONS OF REORGANIZED DEBTOR
                            COMMON STOCK AND WARRANTS
                           ISSUED PURSUANT TO THE PLAN
                           ---------------------------

6.1.     Reorganized Debtor Common Stock
         -------------------------------

         The provisions of the Reorganized Debtor Common Stock to be issued pursuant to the Plan are summarized as follows:

         (a) New Equity Offering. On the Effective Date, the charter of Reorganized Debtor shall authorize the issuance of 5,000,000 shares of Reorganized Debtor Common Stock. Of such authorized shares, it is anticipated that 2,500,000 shares shall be issued and sold, on the Effective Date, through a private placement, to an investor group lead by John Pappajohn ("Pappajohn Group"), a former major shareholder and a current member of the Board of Directors. The Pappajohn Group will pay $1 million cash and assign to Reorganized Debtor all causes of action they may have that in any way relate to the Debtor, the Debtor's prior officers or directors, the issuance or purchase of the Debtor's stock, or the Pappajohn Group's dealings with the Debtor.

         (b) Unsecured Creditor Distributions. An additional 500,000 shares shall be issued on the Effective Date to make the distributions contemplated by the Plan to holders of Allowed Claims. Precise share allocation to a particular Creditor under the Plan will be determined by the amount of Claims that will ultimately become Allowed Claims.

         (c) Stock Option Plan. In addition to the shares of Reorganized Debtor Stock to be issued and distributed on the Distribution Date, up to 1,250,000 shares of the fully diluted share of Reorganized Debtor Stock will be reserved for issuance to officers and key employees of Reorganized Debtor pursuant to stock options as authorized by the terms of the Reorganized Debtor Stock Option Plan (the "Stock Option Plan"). The precise number of share of Reorganized Debtor Stock to be reserved for issuance to employees and the terms and conditions of the options related to such shares shall be determined by the Reorganized Debtor.

         (d) Par Value. The Reorganized Debtor Common Stock shall have par value of $0.01 per share.

         (e) Listing of Reorganized Debtor Stock. In the Plan, Reorganized Debtor commits itself to use its best efforts to cause the Reorganized Debtor Stock to be listed for quotation by the National Association of Securities Dealers Automated Quotation (" NASDAQ") National Market System. The Debtor, however, cannot provide any assurance that Reorganized Debtor will be able to effect the listing of the Reorganized Debtor Stock or that there will be a public trading market for the Reorganized Debtor Stock whether or not it is listed.

         (f) Approval of Reorganized Debtor Stock Option Plan. The Plan and the Disclosure Statement shall be deemed a solicitation to the prospective holders of Reorganized Debtor Common Stock for approval of the Reorganized Debtor Stock Option Plan, and the Confirmation Order shall constitute approval of the Reorganized Debtor Stock Option Plan for purposes of Rule 16b-3 (a) under the Securities Exchange Act of 1934.

6.2      Reorganized Debtor Warrants
         ---------------------------

         The Reorganized Debtor Warrants will be exercisable for one share of Reorganized Debtor Stock per warrant. 750,000 Reorganized Debtor Warrants will be issued to HCFP under the Plan in return for providing exit financing to the Reorganized Debtor. The terms of the Reorganized Debtor Warrants will include the following:

         (a) Payment of Exercise Price. Payment of the aggregate purchase price for shares of Reorganized Debtor Stock to be acquired upon exercise of Reorganized Debtor Warrants may be made in cash, by certified or official bank check or bank wire transfer, or by any combination of the foregoing, exercisable at $.075 per share.

         (b) Fractional Interests. Reorganized Debtor may, but will not be required to, issue fractional shares of Reorganized Debtor Stock on the exercise of Reorganized Debtor Warrants. At its option, Reorganized Debtor may, but will not be required to, pay an amount in cash calculated by it to be equal to the then current market price per share of Reorganized Debtor Common Stock multiplied by such fraction, computed to the nearest whole cent.

         (c) Securities Exchange Listing. Reorganized Debtor shall use its best efforts to cause the Reorganized Debtor Warrants to be listed for quotation on NASDAQ National Market System. The Debtor, however, cannot provide any assurance that Reorganized Debtor will be able to effect the listing of the Reorganized Debtor Warrants or that there will be a public trading market for the Reorganized Debtor Warrants whether or not they are listed.

         (d) Expiration. The Reorganized Debtor Warrants shall expire five years from the date issued.

                                  ARTICLE VII.

                       ACCEPTANCE OR REJECTION OF THE PLAN
                       EFFECT OF REJECTION BY ONE OR MORE
                      CLASSES OR CLAIMS OR EQUITY INTERESTS
                      -------------------------------------

7.1.     Classes Entitled to Vote.
         Each impaired class of Claims shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court governing the voting and balloting procedure. applicable to the Plan. Any unimpaired class of Claims shall be deemed to have accepted the Plan. Any class of Claims or Equity Interests that will not receive or retain any property on account of such Claims or Equity Interests shall be deemed to have rejected the Plan.

7.2.     Class Acceptance Requirement.
         A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such class that have voted on the Plan.

7.3.     Cramdown
         If any class of Claims shall fail to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code, at the request of the Debtor, the Bankruptcy Court may confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code. In the event that confirmation is requested under section 1129(b) of the Bankruptcy Code, the Debtor reserves the right to amend or otherwise modify the Plan to eliminate distributions to holders of any Claims junior to any class of Claims that is impaired under, and has not accepted, the Plan in accordance with section 1129(b)(2) of the Bankruptcy Code.

                                  ARTICLE VIII.

                      MEANS FOR IMPLEMENTATION OF THE PLAN
                      ------------------------------------

8.1.     Substantive Consolidation.
         On the Effective Date: (1) all intercompany Claims, if any, by and among the twenty (20) affiliated debtors constituting the Debtor will be eliminated; (2) all obligations and guaranties executed by any of the Debtor entities will be deemed to be one obligation of Reorganized Debtor; (3) any Claim or Claims filed or to be filed against any of Debtor entities will be deemed one Claim against Reorganized Debtor; (4) for purposes of determining the availability of the right of offset under section 553 of the Bankruptcy Code, the Debtor entities shall be treated as one entity so that, subject to the other provisions of section 553 of the Bankruptcy Code, debts due to any of the Debtor entities may be offset against the debts of any of the Debtor entities. On the Effective Date, and in accordance with the terms of the Plan and the Substantive Consolidation Order, all Claims based upon guaranties of collection, payment, or performance made by one Debtor entity, as to the obligations of any other Debtor entity, shall be discharged, released, and without further force and effect.

8.2.     Boards of Directors.
         The initial board of directors of Reorganized Debtor shall consist of three directors, which will consist of Derace Schaffer, M.D., John Pappajohn, and Michael P. Moran, the President and Chief Executive Officer. Such initial board of directors shall be appointed pursuant to the Confirmation Order, such appointment shall be deemed ratified by the initial holders of Reorganized Debtor Common Stock, and the board of directors shall be authorized to take such actions as may be necessary to fully consummate the Plan. The initial board of directors of Reorganized Debtor shall also serve as the initial directors of the Surviving Debtor Subsidiaries after the Effective Date.

8.3.     Officers.
         The current corporate officers of the Debtor shall serve as the initial officers of Reorganized Debtor and the Surviving Debtor Subsidiaries on the Effective Date.

8.4.     Cancellation of Stock.
         On the Effective Date, all existing Equity Interests shall, without any further action, be canceled, annulled and extinguished and any certificates representing such Equity Interests shall become void.

8.5.     Vesting of Assets.
         Except as specifically provided in the Plan, on the Effective Date, (1) the property of the Debtor, including but not limited to any rights or causes of action, whether under the Bankruptcy Code or other applicable law, shall vest in Reorganized Debtor and (2) the property of the estates of each of the Surviving Debtor Subsidiaries, shall vest in such respective surviving Debtor Subsidiary. On and after the Effective Date, Reorganized Debtor and the Surviving Debtor Subsidiaries may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code. As of the Effective Date, all property of Reorganized Debtor and the Surviving Debtor Subsidiaries, shall be free and clear of all Claims and Equity Interests, except as specifically provided in the Plan.

8.6.     Assumption of Liabilities.
         The liability for and obligations set forth in the Plan will be assumed by Reorganized Debtor, which shall have the liability for, and obligation to make, all distributions of notes, stock, warrants, or other instruments to be issued by Reorganized Debtor under the Plan. The Cash payments to be made under the Plan shall be made by Reorganized Debtor, except as otherwise provided in the Plan. Reorganized Debtor shall also assume all liability and obligation to pay any expenses of the Debtors in consummating the Plan.

8.7.     Post Confirmation Operations
         The Debtor shall operate post confirmation through the Surviving Debtor Subsidiaries. All other entities shall cease operating and shall be dissolved without the necessity of filing formal documentation in any jurisdiction of incorporation.

         The Debtor believes that it can return to profitability and provide a meaningful return to its general unsecured creditors through limiting its operations to the Surviving Debtor Subsidiaries. These subsidiaries are currently generating annual revenues of approximately $18 million. It is the Debtor's plan to continue streamlining the operations of the subsidiaries for maximum efficiency, keep overhead low through limited executive management and consolidation, and take advantage of growth opportunities in the mail order and Internet medication business.

         In order to operate the Surviving Debtor Subsidiaries post confirmation, Debtor will need at least $1 million in cash to be utilized for general operations. It is anticipated that this infusion of cash will be in exchange for the receipt of 2,500,000 shares of Reorganized Debtor Stock. This infusion of cash is necessary to the operations of the Reorganized Debtor. Without the investment of capital, the Debtor may not be able to reorganize.

8.8.     Assignment of Causes of Action.
         (a) On the Effective Date, the Debtor shall be deemed to have assigned to Reorganized Debtor any causes of action such the Debtor may hold on its own behalf, against any Persons, including, but not limited to, the Debtor's former directors, officers, and third party professionals.

         (b) On the Effective Date, pursuant to the new equity private placement, the Pappajohn Group will assign to Reorganized Debtor all causes of action they may have that in any way relate to the Debtor, the Debtor's prior officers or directors, the issuance or purchase of the Debtor's stock, or the Pappajohn Group's dealings with the Debtor.

8.9.     Prosecution of Designated Claims
         The Reorganized Debtor shall prosecute all Designated Claims to generate the Distributable Third Party Recoveries which will be distributed pursuant to the Plan. The Reorganized Debtor will fund the initial expenses of prosecuting the Designated Claims. Distributable Third Party Recoveries may be used, in the Reorganized Debtor's discretion, to finance the prosecution of Designated Claims.

8.10.    Securities Law Matters.
         It is an integral and essential element of this Plan that the issuance to holders of Allowed Claims of Reorganized Debtor Common Stock and Warrants pursuant to this Plan, and the subsequent exercise of Reorganized Debtor Warrants by such holders or transferees to purchase the securities issuable thereunder, shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145 of the Bankruptcy Code. Any such securities issued to an "affiliate" of Reorganized Debtor within the meaning of the Securities Act of 1933 or any Person Reorganized Debtor reasonably determines to be an "underwriter," and which does not agree to resell such securities only in "ordinary trading transactions," within the meaning of section 1145(b)(l) of the Bankruptcy Code shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act of 1933. It is an integral and essential element of the Plan that Rule 144 under the Securities Act of 1933 be available to any such "affiliate" that is not otherwise such an "underwriter" for purposes of permitting resales of such securities.

                                   ARTICLE IX.

                       PROVISIONS GOVERNING DISTRIBUTIONS

9.1.     Date of Distributions.
         With respect to Reorganized Debtor Stock, for any Claim that is an Allowed Claim on the Effective Date, distributions will be made the later of the Effective Date or 30 days after the bar date, and for any Contested Claim, as soon as practicable, but within 90 days after the date upon which such Claim becomes an Allowed Claim. With respect to Distributable Third Party Recoveries, to the extent available, distributions will be made on the Distribution Date, and then so often as warranted, at least on an annual basis, but not more often than every 90 days, until the Reorganized Debtor in good faith determines that the Distributable Third Party Recoveries have been maximized. At that point, a final distribution will be made.

9.2.      Means of Cash Payment.
          Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at Debtor's option, by wire transfer from a domestic bank, except that payments made to foreign trade creditors holding Allowed Unsecured Claims shall be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.

9.3.      Calculation of Distribution Amounts of Securities
          No fractional shares of Reorganized Debtor Common Stock or Debtor Warrants shall be issued. Fractional shares or warrants shall be rounded to the next greater or next lower number of shares or warrants as follows: (a) fractions of 0.5 or greater shall be rounded to the next greater whole number, and (b) fractions of less than 0.5 shall be rounded to the next lesser whole number.

9.4.      Delivery of Distributions.
         Subject to Bankruptcy Rule 9010, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim filed by such holders (or at the last known addresses of such a holder if no proof of Claim is filed or if the Debtors have been notified in writing of a change of address). If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. All Claims for undeliverable distributions shall be made on or before the later of six (6) months after the Distribution Date or ninety (90) days after such Claim is Allowed. After such date, all unclaimed property shall revert to Debtor or its successor and the Claim of any holder with respect to such property shall be discharged and forever barred.

9.5.      Time Bar to Cash Payments.
         Checks issued by Debtor in respect of Allowed Claims shall be null and void if not negotiated within six (6) months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (1) the anniversary of the Effective Date or (2) ninety (90) days after the date of issuance of such check. After such date, all claims in respect of void checks shall be discharged and forever barred.

                                   ARTICLE X.

               PROCEDURES FOR RESOLVING AND TREATING CONTESTED AND
                         DISPUTED CLAIMS UNDER THE PLAN
                         ------------------------------

10.1.     Prosecution of Objections.
          On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement, or withdrawal of all objections shall be the responsibility of Reorganized Debtor.

10.2.     No Distributions Pending Allowance.
          Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim until such Contested Claim becomes an Allowed Claim.

10.3.     Distributions After Allowance.
          Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which the respective holder belongs. With respect to any Claim that is a Contested Claim on the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Contested Claim becomes a Final Order or a Contested Claim otherwise becomes an Allowed Claim, the Reorganized Debtor shall distribute to the holders of such Claim any payment or property, without interest, that would have been distributed to such holder if the Claim had been Allowed on the Effective Date.

                                  ARTICLE XII.

                  PROVISIONS GOVERNING EXECUTORY CONTRACTS AND
                         UNEXPIRED LEASES UNDER THE PLAN
                         -------------------------------

12.1.     General Treatment: Rejected If Not Assumed
          The Plan constitutes and incorporates a motion by the Debtors to reject, as of the Confirmation Date, all prepetition executory contracts and unexpired leases to which any of such Debtors are parties, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court; (b) has been designated on a schedule filed by the Debtor on or before the Confirmation Date as an executory contract or unexpired lease to be assumed; or (c) is the subject of a separate motion filed pursuant to section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Date.

12.2.     Bar to Rejection Damages.
          If the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon counsel for the Debtor on or before thirty (30) days after the earlier to occur of (a) the filing by the Debtors of the schedule of executory contracts and unexpired leases to be assumed or (b) the entry of an order by the Bankruptcy Court authorizing rejection of a particular executory contract or lease.

                                  ARTICLE XIII.

                             CONDITIONS PRECEDENT TO
                         CONFIRMATION AND EFFECTIVE DATE
                         -------------------------------

13.1.     Conditions Precedent to Confirmation of the Plan.
          Confirmation of the Plan will not occur unless all the following conditions precedent have been satisfied or have been waived by the Debtor:

          (a) The entry of the Confirmation Order, in form and substance acceptable to the Debtor;

          (b) Debtor shall have obtained post-Effective Date financing as set forth in this Plan and the Disclosure Statement.

13.2.     Conditions Precedent to Effective Date of the Plan.
          Unless waived by the Debtor, the occurrence of the Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

          (a) All Plan Documents shall have been executed and delivered by the parties thereto, and all conditions to the effectiveness of the Plan Documents shall have been satisfied or waived as provided therein;

          (b) All conditions to the making of advances under the post-Effective Date financing referred to in section 13.1 of the Plan shall have been satisfied or waived as provided in the documentation for such financing.

                                  ARTICLE XIV.

                            RETENTION OF JURISDICTION
                            -------------------------

14.1.     Scope of Jurisdiction.
          Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain and have jurisdiction of all matters arising in, arising under, and related to the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

         (b) To hear and determine any and all adversary proceedings, applications, and contested matters, including any remands of appeals;

         (c) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

         (d) To hear and determine any timely objections to or applications concerning Clams or the allowance, classification, priority, compromise, estimation, or payment of any Administrative Claim;

         (e) To enter and implement such orders as nay be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed, or vacated;

         (f) To enter and implement such orders as nay be necessary or appropriate to execute, interpret, implement, consummate, or enforce the Plan and the transactions contemplated thereunder;

         (g) To consider any modification of the Plan pursuant to section 1127 of the Bankruptcy Code, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation the Confirmation Order;
         (h)      To hear and determine all Fee Applications and Fee Claims;

         (i) To hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation, or enforcement of the Plan;

         (j) To enter and implement orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation or implementation of the Plan, including, without limitation, to issue, administer, and enforce injunctions, releases, assignments, or indemnity or guaranty obligations contained in the Plan and the Confirmation Order;

         (k) To hear and determine motions seeking a compromise, settlement, release, or abandonment of any Contested Claim or Designated Claim or any claim or cause of action arising on or before the Effective Date by or against the Debtor, the Surviving Debtor Subsidiaries, or any of the Debtors;

         (1) To recover all assets of the Debtors and property of the estates, wherever located;

         (m) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

         (n) To hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that nay arise in connection with or related to the Plan; and

         (o) To enter a final decree closing the Chapter 11 Cases.

14.2.     Failure of the Bankruptcy Court to Exercise Jurisdiction.
          If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this section 14.1 of the Plan, this Article XIV shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                   ARTICLE XV.

                            MISCELLANEOUS PROVISIONS
                            ------------------------

15.1.     Setoff Rights.
          In the event that the Debtors have a claim of any nature whatsoever against the holder of a Claim, the Debtors may, but are not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder) their claim against the holder, unless any such claim is or will be released under the Plan, subject to the provisions of section 553 of the Bankruptcy Code. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors of any claim that the Debtors have against the holder of a Claim.

15.2.      Compliance with Tax Requirements.
          In connection with the Plan, the Debtor and the Surviving Debtor Subsidiaries, as the case may be, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements.

15.3.     Recognition of Guaranty Rights.
          The classification of and manner of satisfying all Claims under the Plan take into consideration (1) the existence of guaranties by the Debtors of obligations of other Persons, and (2) the fact that the Debtors may be joint obligors with each other or other Persons with respect to an obligation. All Claims against any of the Debtors based upon any such guaranties or joint obligations shall be discharged in the manner provided in the Plan; provided, however, that no creditor shall be entitled to receive more than one recovery with respect to any of its Allowed Claims.

15.4.     Satisfaction of Contractual Subordination Rights.
          Except as otherwise provided in the Plan, all Claims based upon any claimed contractual subordination rights pursuant to any provision of the Bankruptcy Code or other applicable law, shall be deemed satisfied by the distributions under the Plan to holders of Allowed Claims having any such contractual subordination rights. The distributions to the various classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim or Equity Interest by reason of any claimed contractual subordination rights or otherwise of the holder of a Claim or Equity Interest against the holder of another Claim or Equity Interest, except as otherwise provided herein. On the Effective Date, all holders of Claims shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distributions, and the Bankruptcy Court shall permanently enjoin, effective as of the Effective Date, all such holders from enforcing or attempting to enforce any such rights with respect to such distributions.

15.5.      Discharge of Claims.
           Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature, or description whatsoever against the Debtors or any of their assets or properties to the extent permitted by section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against the Debtors shall be, and shall be deemed to be discharged; and all holders of Claims shall be precluded from asserting against the Debtors, or any of their assets or properties, any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder filed a proof of Claim.

15.6.     Discharge of Debtors.
          Any consideration distributed under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and, except as otherwise provided herein, upon the Effective Date, the Debtors shall be deemed discharged and released to the extent permitted by section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(I) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtors, or the property of any of them, to the extent it relates to a Claim discharged.

15.7.     Exculpations.
          Neither the Debtors, nor any of their respective members, officers, directors, employees, agents, or professionals shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event, or omission in connection with, or arising out of, the Chapter 11 Cases, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence. This provision in no way alters the result under ss. 524(e) of the Bankruptcy Code.

15.8.        De Minimus Distributions.
         No distribution of less than twenty-five dollars ($25) or fewer than five (5) shares of Debtor Common Stock shall be made to any holder of an Allowed Claim. Such undistributed amount will be retained by Debtor.

15.9.        Payment of Statutory Fees.
         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

15.10.            Designated Claims.
          All Designated Claim shall be assigned to the Debtor, which may pursue such Designated Claim as appropriate. The Debtor shall have the power to settle or otherwise litigate any such Designated Claim for the benefit of the Debtor and the holders of Allowed Class 3 Claims.

15.11.       Post-Effective Date Fees and Expenses of Professional Persons.
           After the Effective Date, Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the Professional Persons employed by the Debtor related to implementation and consummation of the Plan provided, however, that no such fees and expenses shall be paid except upon receipt by Debtor of a written invoice, which invoice shall also be served upon counsel for the Debtor, counsel for HCFP and the United States Trustee, from the Professional Person seeking fee and expense reimbursement and provided, further, however, that Debtor or counsel for HCFP may, within ten (10) days after receipt of an invoice for fees and expenses, request that the Bankruptcy Court determine any such request. Service to counsel for HCFP is to be made to : Preston Towber, Goforth, Lewis & Williams, L.L.P., 1111 Bagby Street, 22nd Floor, Houston, TX 77002.

15.12.       Binding Effect.
           The Plan shall be binding upon the Debtors, the holders of Claims, the holders of Equity Interests, and their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (I) to constitute a waiver or release of any Claim by the Debtor or any other Person, (ii) to prejudice in any manner the rights of the Debtors or any other Person, or (iii) to constitute any admission by the Debtors or any other Person.

15.13.       Service on Debtor
           Whenever service on the Debtor is required in the Plan, such service shall be made upon the following so as to be received by 5:00 p.m. C.S.T. on or before the date required:

                                    Hazen & Terrill, P.C.
                                    111 Congress, Suite 800
                                    Austin, TX 78701
                                    (512) 477-9997
                                    (512) 457-9898 (fax)

15.14.       Governing Law.
         Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the Delaware General Corporation Law or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan or the Chapter 11 Cases, including the Plan Documents, except as may otherwise be provided in such agreements, documents, instruments, and Plan Documents.

15.15.       Modification of Plan.
          Modifications of the Plan may be proposed in writing by the Debtors at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and (b) the Debtor shall have complied with section 1125 of the Bankruptcy Code. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Debtors provided that (I) the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code; (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code; and (iii) the circumstances warrant such modifications. A holder of a Claim that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

15.16.       Severability.
             -------------

SHOULD THE BANKRUPTCY COURT DETERMINE THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTOR MAY MODIFY THE PLAN IN ACCORDANCE WITH ARTICLE 15 OF THE PLAN SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY CLAIM OR EQUITY INTEREST. SUCH A DETERMINATION OF ENFORCEABILITY SHALL NOT (1) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (2) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.



Dated:   Austin, Texas
         January 2, 1998